 Exhibit 23.14

CONSENT OF LEONEL LÓPEZ, C.P.G.

The undersigned, Leonel López, C.P.G., hereby states as follows:

I, Leonel Lopez assisted with the preparation of the “Technical Report for the Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” dated August 12, 2009 and amended and restated on December 8, 2009, (the “Technical Report”) for Vista Gold Corp. (the “Company”) portions of which are summarized  in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, Leonel Lopez hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to my name  included with such information, as set forth above in the Form 10-K.

/s/ Leonel López
Leonel López

Date:  September 28, 2012